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As filed with the Securities and Exchange Commission on January 23, 2004

Registration No. 333-110817

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DIGITAL ANGEL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-1233960 (I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075
(651) 455-1621
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Kevin N. McGrath
President and
Chief Executive Officer
490 Villaume Avenue
South St. Paul, MN 55075
(Name and Address of Agent for Service)

(651) 455-1621
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
Upon effectiveness of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.005 par value	500,001	$3.80	$1,900,004	$95.00

(1)
Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (SEC), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of offers to buy these securities in any state where the offer or sale is not complete.

Subject to completion, dated January 23, 2004

PROSPECTUS

DIGITAL ANGEL CORPORATION

500,001 Shares

Common Stock

        This prospectus covers 500,001 shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus.

        The selling stockholders may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under "PLAN OF DISTRIBUTION." The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

        Our common stock is listed on the American Stock Exchange (AMEX) under the symbol "DOC." On January 20, 2004, the last reported sale price of our common stock was $3.80.

        Investing in shares of our common stock involves risks. See "RISK FACTORS" beginning on page 7 of this prospectus.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2004.

TABLE OF CONTENTS

The Company	3
Risk Factors	7
Forward-Looking Statements	14
Use of Proceeds	15
Selling Stockholder	15
Plan of Distribution	16
Experts	17
Legal Matters	18
Information Incorporated By Reference	18
Where You Can Find More Information	19

THE COMPANY

        This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision.

Overview

        We were incorporated in Delaware on December 1, 1981 as Medical Advisory Systems, Inc. to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger pursuant to which Digital Angel Acquisition Co., then a wholly-owned subsidiary of Medical Advisory Systems, Inc., merged with and into Digital Angel Corporation, which was then a 93.0%-owned subsidiary of Applied Digital Solutions. In the merger, the corporate existence of Digital Angel Acquisition ceased, the former Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, an 85.0%-owned subsidiary. As a result of this contribution, Timely Technology became our wholly-owned subsidiary, and Signature Industries became our 85.0%-owned subsidiary. Following the merger, Applied Digital Solutions owned 19,600,000 shares of our common stock. As of December 31, 2003, Applied Digital Solutions owned 19,303,506 shares of our common stock, which constituted approximately 68.3% of our outstanding common stock.

        Historically, we have suffered losses and have not generated positive cash flows from operations. This raises substantial doubt about our ability to continue as a going concern. The audit report of Eisner LLP for the year ended December 31, 2002 on our financial statements and the audit reports of PricewaterhouseCoopers LLP for each of the two years ended December 31, 2001 and 2000 for the Advanced Wireless Group's financial statements, which became our historical financial statements in the merger, contained an explanatory paragraph expressing doubt about our and the Advanced Wireless Group's ability to continue as a going concern.

        In the nine months ended September 30, 2003 we incurred a net loss of $4.9 million and used net cash in operations of $3.5 million. As of September 30, 2003 our accumulated deficit was $119.0 million. Profitability and capital needs depend on many factors, including the success of marketing programs, the maintenance and reduction of expenses, and the ability to coordinate successfully the operations of business units. Since September 30, 2003 we have raised approximately $3 million through stock option exercises. We believe we have sufficient capital to execute our business plan for the next twelve months.

        We are in the business of developing and commercializing proprietary technologies used to identify, locate and monitor people, animals and objects. Our business is organized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems.

        Our corporate headquarters is located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621.

Animal Applications

        Our Animal Applications segment develops, manufactures and markets radio, electronic and visual identification devices for the companion animals, livestock, laboratory animals, fish and wildlife markets worldwide.

        The Animal Applications segment's radio frequency identification products consist of miniature electronic microchips, readers and injection systems. We hold patents on our syringe-injectable microchip, which is encased in a glass or glass-like material capsule and incorporates an antenna and a microchip with a unique permanent identification code for the animal in which it is implanted. The microchip is typically injected under the skin using a hypodermic syringe, without requiring surgery. An associated reader device uses radio frequency to interrogate the microchip and read the code.

        The Animal Applications segment's pet identification system involves the insertion of a microchip with identifying information in the animal. Readers at animal shelters, veterinary clinics and other locations can determine the animal's owner and other information. This pet identification system is marketed in the United States by Schering-Plough Pharmaceutical under the brand name "Home Again™," in Europe by Merial Pharmaceutical, and in Japan by Dainippon Pharmaceutical. We have distribution agreements with a variety of other companies outside the United States to market our products. We have an established infrastructure with readers placed in approximately 70,000 global animal shelters and veterinary clinics. Over 2.0 million companion animals in the United States have been enrolled in the database, and more than 5,000 pet recoveries occur in the United States each month.

        In addition to pursuing the market for permanent identification of companion animals, the Animal Applications segment also produces visual and electronic identification products, principally for livestock producers. Visual identification products typically include numbered ear tags. The Animal Applications segment also produces and markets products for the permanent electronic identification of livestock. In the year ended December 31, 2002, the Animal Applications segment represented 60.6% of our consolidated revenue. In the nine-months ended September 30, 2003, the Animal Applications segment represented 65.3% of our consolidated revenue.

Wireless and Monitoring

        This segment is developing advanced technology, referred to as Digital Angel™ technology, to gather location and local sensory data and to communicate that data to an operations center. The technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems). The development of the Digital Angel™ technology began in April 1998. The Digital Angel™ technology continues to be in the development stage and the Company is uncertain when this technology will be incorporated into our products. The first Digital Angel™ technology product-a biosensor chip linked to GPS-was launched in November 2001. This technology has not generated any significant revenue through September 30, 2003. In the year ended December 31, 2002, the Wireless and Monitoring segment represented 4.5% of our consolidated revenue. In the nine-months ended September 30, 2003, the Wireless and Monitoring segment represented 1.0% of our consolidated revenue. The revenue in 2003 relates primarily to a software contract that was terminated in February 2003.

GPS and Radio Communications

        Signature Industries, located in the United Kingdom, operates our GPS and Radio Communications business. This segment consists of the design, manufacture and support of secure GPS-enabled search and rescue equipment (such as personal locator beacons) and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. This segment includes the design, manufacture and distribution of intrinsically safe sounders (horn alarms) for industrial use and other electronic components. This segment also includes a growing business in high-grade communications equipment leasing and complementary data systems that customers can use to locate and monitor their assets. In the year ended December 31, 2002, the GPS and Radio Communications segment represented 29.8% of our consolidated revenue. In the nine-months ended September 30, 2003, the GPS and Radio Communications segment represented 28.2% of our consolidated revenue.

Medical Systems

        This segment is comprised of a staff of logistics specialists and physicians operating from our medical telecommunications response center that provides medical assistance services and interactive medical information services to people traveling anywhere in the world, 24 hours per day, 7 days per week. Assistance is provided by telephone, satellite, high frequency radio, fax, Internet and telex. The primary market for our services is the maritime industry and the international travel insurance and assistance industry. Services include coordination of medical care, provision of general medical information, physician consultation, translation assistance, claims handling and cost containment on behalf of assistance companies, insurance companies or managed care organizations. We also offer medical training services to the maritime industry.

        We also sell a variety of kits containing pharmaceutical and medical supplies. Included in the kits are both prescription and nonprescription medications, controlled substances, medical equipment and expendable medical supplies. The kits include our proprietary pharmaceutical manual, which provides information on proper storage, use and inventory control. All medications are specially labeled for use in our system. We directly supply pharmaceuticals to our maritime and airline customers through our pharmaceutical warehouse facility located in Owings, Maryland. In the year ended December 31, 2002, the Medical Systems segment represented 5.1% of our consolidated revenue. In the nine-months ended September 30, 2003, the Medical Systems segment represented 5.5% of our consolidated revenue.

Recent Developments

        On January 22, 2004 the Company completed the acquisition of OuterLink Corporation, based in Concord, Massachusetts. OuterLink manufactures and markets a suite of satellite tracking systems, operates a mobile satellite data communications service, and supplies tracking software systems for mapping and messaging. The OuterLink "CP-2 system" provides real-time automated tracking, wireless data transfer, and two-way messaging with large fleets of vehicles—including utility trucks, helicopters and fixed-wing aircraft, long haul trucks, service vehicles, short haul trucks, and ships. OuterLink's current customer base includes various branches of the Department of Homeland Security (for example, U.S. Border Patrol and U.S. Customs Service).

        As consideration for the acquisition, Digital Angel Corporation issued 100,000 shares of its Series A Preferred Stock in exchange for all of the issued and outstanding shares of OuterLink's capital stock. The Series A Preferred Stock is convertible into four million shares of the Company's common stock when the volume-weighted average price of the Company's common stock equals or exceeds $4.00 per share for ten consecutive trading days.

        On November 3, 2003, OuterLink's Chief Executive Officer, Mr. Van Chu, was appointed Chief Executive Officer of Digital Angel Corporation. On January 12, 2004, Kevin N. McGrath was appointed President and Chief Executive Officer, replacing Mr. Chu.

Sale of Common Stock and Issuance of Warrants

        On August 14, 2003, we entered into a Stock Purchase Agreement with Applied Digital Solutions, Inc., our majority stockholder, pursuant to which Applied Digital Solutions agreed to purchase 3,000,000 shares of our common stock at a price of $2.64 per share and a warrant to purchase 1,000,000 shares of our common stock, which is exerciseable for five years, beginning February 1, 2004, at a price per share of $3.74 payable in cash or shares of common stock of Applied Digital Solutions. Pursuant to the terms of the Stock Purchase Agreement, the purchase price for the sale of the Company's 3,000,000 shares and the warrant is payable in Applied Digital Solutions' common stock having an aggregate value of $7.92 million. The number of shares of Applied Digital Solutions' common stock to be received by Digital Angel Corporation as payment of the purchase price shall be calculated by dividing $7.92 million by the average of Applied Digital Solutions' daily volume weighted average price for the ten trading days immediately preceding the closing date. If the per share exchange price of Applied Digital Solutions' common stock is less than $0.40, then Applied Digital Solutions shall have the option to postpone the closing date, for a period not to exceed thirty calendar days, or terminate the Stock Purchase Agreement. Assuming a minimum per share exchange price of $0.40, Digital Angel Corporation will receive up to 19,800,000 shares of Applied Digital Solutions' common stock for the 3,000,000 shares, exclusive of the proceeds on exercise of the warrant.

        In addition to the foregoing, the Stock Purchase Agreement obligates Digital Angel Corporation to register the shares of Digital Angel Corporation common stock issued to Applied Digital Solutions, either in a separate registration statement prepared specifically for such shares upon the demand of Applied Digital Solutions or as part of another registration statement prepared by Digital Angel Corporation upon exercise by Applied Digital Solutions of its "piggyback" registration rights. The Stock Purchase Agreement may be terminated upon mutual agreement of the parties or by either party upon a material breach by the other party of a representation or warranty of that party in the Stock Purchase Agreement. Upon termination of the Stock Purchase Agreement, all of the rights and obligations of each of Applied Digital Solutions and Digital Angel Corporation shall immediately terminate without liability of either party.

        The shares of our common stock being registered for resale in the registration statement of which this prospectus forms a part are subject to issuance upon exercise of warrants issued to the holders of Applied Digital Solutions 8.5% Convertible Exchangeable Debentures. These warrants were issued to procure the consent of the holders of Convertible Exchangeable Debentures to the issuance of the Applied Digital Solutions common stock to Digital Angel Corporation pursuant to the Stock Purchase Agreement. At the time the Stock Purchase Agreement was executed, the terms of the Convertible Exchangeable Debentures prohibited Applied Digital Solutions from, among other things, issuing or selling shares of its common stock. Therefore, to avoid breaching the terms of its Convertible Exchangeable Debentures, Applied Digital Solutions was required to obtain the consent of the holders of Convertible Exchangeable Debentures to the issuance of Applied Digital Solutions' common stock to Digital Angel Corporation pursuant to the Stock Purchase Agreement.

        The warrants issued to the holders of Convertible Exchangeable Debentures are exerciseable for five years beginning February 1, 2004 and entitle the holder to purchase that number of shares of common stock of Digital Angel Corporation designated in the warrant at a price of $2.64 per share. The warrant holders may not receive shares of our common stock upon exercise of the warrant to the extent such exercise would result in the warrant holder beneficially owning in excess of 4.9999% of the issued and outstanding shares of our common stock. This restriction may be waived at any time by the warrant holder upon 61 days prior notice to Digital Angel Corporation. Notwithstanding the foregoing restriction, issuance of the maximum number of shares upon exercise of the warrant will not result in any warrant holder owning in excess of 4.9999% of our issued and outstanding common stock.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

Our stockholders will experience dilution as a result of the issuance of common stock being registered in this offering.

        On August 14, 2003, we issued warrants to purchase 500,001 shares of our common stock to certain holders of Applied Digital Solutions Convertible Exchangeable Debentures. Our issuance of shares to any warrant holder upon exercise of any warrant will result in dilution to other Digital Angel Corporation stockholders. In addition, the warrant holders may offer and sell any and all of the shares of our common stock received in connection with exercise of the warrants at prices and times to be determined in their sole discretion. Moreover, there is no independent or third-party underwriter involved in the offering of the shares of our common stock acquired by the warrant holders and there can be no guarantee that any disposition of those shares will be completed in a manner that is not disruptive to the trading market for our common stock. For a more complete description of the warrants issued to the Applied Digital Solutions Convertible Exchangeable Debenture holders see, "Sale of Common Stock and Issuance of Warrants" on p. 6 of this prospectus.

Historical losses and negative cash flows from operations raise doubt about our ability to continue as a going concern.

        Historically, Digital Angel Corporation has suffered losses and has not generated positive cash flows from operations. This raises substantial doubt about our ability to continue as a going concern. The audit report of Eisner LLP for the year ended December 31, 2002 on our financial statements and the audit reports of PricewaterhouseCoopers LLP for each of the two years ended December 31, 2001 and 2000 for the Advanced Wireless Group's financial statements, which became our historical financial statements in the merger, contained an explanatory paragraph expressing doubt about Digital Angel Corporation's and the Advanced Wireless Group's ability to continue as a going concern.

Our majority stockholder, Applied Digital Solutions, owns 68.3% of our common stock, is able to completely control the board of directors and may support actions that conflict with the interests of the other stockholders.

        Applied Digital Solutions is the beneficial owner of 68.3% of our common stock, and it controls us with respect to all matters upon which our stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions. There can be no assurance as to how Applied Digital Solutions will exercise control over us. Applied Digital Solutions may support actions that are contrary to or conflict with the interests of the other stockholders.

Our stockholders will experience dilution when the Stock Purchase Agreement with Applied Digital Solutions closes.

        On August 14, 2003, the Company entered into a Stock Purchase Agreement with Applied Digital Solutions, Inc., our majority stockholder, pursuant to which Applied Digital Solutions agreed to purchase 3,000,000 shares of Digital Angel Corporation's common stock at $2.64 per share and a five-year warrant to purchase up to 1,000,000 shares of Digital Angel Corporation's stock at an exercise price of $3.74, payable in cash or shares of common stock of Applied Digital Solutions. The aggregate purchase price for the sale of Digital Angel Corporation's 3,000,000 shares and the warrant is payable in that number of shares of Applied Digital Solutions common stock equal to the purchase price of $7.92 million divided by the average of Applied Digital Solutions' volume weighted average price for the ten trading days immediately preceding the closing date. If the per share price of Applied Digital Solutions common stock is less than $0.40, then Applied Digital Solutions has the option to postpone the closing date for a period not to exceed thirty calendar days or terminate the Stock Purchase Agreement. Assuming a minimum per share exercise price of $0.40, Digital Angel Corporation will receive up to 19,800,000 shares of Applied Digital Solutions' common stock for the 3,000,000 shares, exclusive of the proceeds on the exercise of the warrant.

        The issuance of Digital Angel Corporation stock pursuant to the Stock Purchase Agreement will result in dilution to other Digital Angel Corporation stockholders.

Our stockholders will experience dilution in the event Laurus Master Fund exercises its right to convert certain debt owed by us into shares of our common stock.

        On July 31, 2003, the Company sold to Laurus Master Fund a two-year secured convertible note in the original principal amount of $2,000,000. The secured convertible note is convertible, at Laurus Master Fund's option, into shares of the Company's common stock at a per share price of $2.33. In connection with the issuance of the secured convertible note, we also issued to Laurus Master Fund a five-year warrant to purchase 125,000 shares of our common stock at exercise prices ranging from $2.68 to $3.38 per share. The Company has the ability to prepay the secured convertible note at 110% to 125% of the prepayment amount.

        On August 28, 2003, we sold a three-year secured revolving convertible note in the principal amount of $3,500,000 and a three-year secured minimum borrowing convertible note in the principal amount of $1,500,000 to Laurus Master Fund. Beginning May 28, 2004, each of these notes is convertible, at Laurus Master Fund's option, into shares of our common stock at $2.64 per share. In connection with the issuance of these notes, Laurus Master Fund also acquired a five-year warrant to purchase 115,000 shares of our common stock at exercise prices ranging from $2.55 to $2.95 per share. The Company has the ability to prepay the secured minimum convertible note for a 1% to 3% fee.

        Our issuance of shares to Laurus Master Fund from any conversion of these notes, or exercise of the warrants may result in substantial dilution to other Digital Angel Corporation stockholders. In addition, Laurus Master Fund may offer and sell any and all of the shares of our common stock received in connection with conversion of the notes, or exercise of the warrants at prices and times to be determined in its sole discretion. There is no independent or third-party underwriter involved in the offering of the shares of our common stock acquired by Laurus Master Fund and there can be no guarantee that any disposition of those shares will be completed in a manner that is not disruptive to the trading market for our common stock.

Our stockholders will experience dilution upon conversion of the Series A Preferred Stock issued by the Company in the OuterLink Corporation acquisition.

        On January 22, 2004, the Company acquired OuterLink Corporation of Concord, Massachusetts, in a merger. As consideration for the merger, Digital Angel Corporation issued 100,000 shares of its Series A Preferred Stock in exchange for all of the issued and outstanding shares of OuterLink's capital stock. The Series A Preferred Stock is convertible into four million shares of Digital Angel Corporation common stock when the volume-weighted average price of Digital Angel Corporation's common stock equals or exceeds $4.00 per share for ten consecutive trading days. The issuance of Digital Angel common stock upon conversion of the Series A Preferred Stock issued to the OuterLink stockholders will result in dilution to other Digital Angel Corporation stockholders.

The terms of our debt obligations to Laurus Master Fund subject us to the risk of foreclosure on substantially all of our assets.

        We may not have sufficient funds to repay Laurus Master Fund when the obligations on the convertible note, minimum borrowing note and revolving note mature. Accordingly, we may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional equity or debt securities or the sale of assets. There can be no assurance that we can obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all. If we are unable to obtain funds to repay this indebtedness, we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses to Digital Angel Corporation and could have a material adverse effect on our financial condition.

        To secure the payment of all debts, liabilities and obligations owed to Laurus Master Fund we have granted to Laurus Master Fund a security interest in and lien upon all of our property and assets, whether real or personal, tangible or intangible, whether now owned or hereafter acquired, or in which we now have, or at any time in the future may acquire, any right, title or interest. The occurrence of an event of default under the convertible note, minimum borrowing note or revolving note would subject us to foreclosure by Laurus Master Fund on substantially all of our assets to the extent necessary to repay any amounts due. Any such default and resulting foreclosure will have a material adverse effect on our financial condition.

Our earnings will decline if we write off additional goodwill and other intangible assets.

        As of September 30, 2003, we have recorded goodwill of $47.5 million. On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. During the first quarter of 2002, we completed the transitional goodwill impairment test required by SFAS No. 142 and recorded no impairment of our goodwill. During the fourth quarter of 2002, we performed the annual impairment test for goodwill using a fair value based approach, primarily discounted cash flows. An evaluation of the Wireless and Monitoring and Medical Systems reporting units indicated that $31.5 million and $25.9 million of goodwill, respectively, was impaired. Accordingly, we recorded an impairment charge of $57.4 million in the fourth quarter of 2002. Factors contributing to the impairment charge were a longer than anticipated timeframe in developing the new Digital Angel™ technology for the Wireless and Monitoring reporting unit and a change in business focus for the Medical Systems reporting unit. We will assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results of operations.

The exercise of outstanding options and warrants may adversely affect the market price of our common stock.

        As of December 31, 2003, we had options and warrants outstanding to purchase from us a total of 9,530,000 shares of common stock at exercise prices ranging from $0.05 to $10.50 per share. In addition, as of December 31, 2003, we had 901,000 additional shares of common stock which may be issued in the future under our stock option plans. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise may adversely affect the market price of our common stock.

We may continue to incur losses.

        We incurred net losses of $4.9 million, $92.4 million, $17.4 million and $3.9 million in the nine month period ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. Included in the $92.4 million loss for the year ended December 31, 2002 is a goodwill impairment charge of $57.4 million, an asset impairment charge of $6.4 million, and a $18.7 million charge arising from the remeasurement of options in connection with the merger. No assurance can be given as to whether we will achieve profitability, if at all. Profitability depends on many factors, including the success of marketing programs, the maintenance and reduction of expenses, and the ability to coordinate successfully the operations of our business units. If we fail to achieve and maintain sufficient profitability within the time frame expected by investors, the market price of our common stock may be adversely affected.

The Wireless and Monitoring segment is expected to incur future losses and may not achieve profitability.

        We have invested approximately $14.6 million in the Digital Angel™ product for the period from April 1998 through September 30, 2003. We expect the Wireless and Monitoring segment to incur additional development, sales and marketing, and other general expenses. As a result, the Wireless and Monitoring segment is expected to incur losses for the foreseeable future and will need to generate significant revenues to achieve profitability. There can be no assurance that the segment will achieve profitability or, if profitability is achieved, that it will be sustained. The Wireless and Monitoring segment's failure to achieve or sustain profitability would have a material adverse effect on the market value of our common stock.

The Wireless and Monitoring segment is the initial stage of operations and may encounter unforeseen difficulties that could negatively affect our business.

        The Wireless and Monitoring segment is in the initial stage of operations and has generated no substantial revenue. As a result, it has minimal operating history upon which to base an evaluation of its current business and future prospects. Moreover, this segment does not currently have any contracts in place that will provide any significant revenue. Because of this segment's lack of an operating history, management has limited insight into trends that may emerge and could materially adversely affect its business. This segment's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. This segment could encounter risks including, but not limited to, the risk that the Wireless and Monitoring segment will be unable to:

  •
  develop and market Digital Angel products by integrating and miniaturizing new technologies into marketable products and services;

  •
  build a customer base;

  •
  generate revenues;

  •
  compete successfully in a highly competitive market;

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  access sufficient capital to support growth;

  •
  recruit and retain qualified employees;

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  introduce new products and services; and

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  build technology and support systems.

Each of these risks could lead to unforeseen expenses or losses, which could have a material adverse effect on our financial condition and results of operations.

The Digital Angel™ technology is not proven, and we may not be able to develop products from this unproven technology.

        The Wireless and Monitoring segment depends on the development, integration, miniaturization and successful marketing of several advanced technologies that have not previously been integrated or used as anticipated by this segment. The Wireless and Monitoring segment depends upon advanced technology, including wireless communication, biosensors, motion determination and global positioning system capabilities. Many of these technologies are unproven or relatively new. No assurances can be given as to when or if the Digital Angel product will be successfully marketed. Our ability to develop and commercialize products based on our proprietary technology will depend on our ability to develop our products internally on a timely basis or to enter into arrangements with third parties to provide these functions. Our failure to develop and commercialize products successfully could have a material adverse effect on our financial condition and results of operations.

Infringement by third parties on our intellectual property or the development of substantially equivalent proprietary technology by our competitors could negatively affect our business.

        Our success depends significantly on our ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures we have taken to protect our intellectual property, including those relating to the Digital Angel technology, will prevent the misappropriation or circumvention of our intellectual property. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by us will not be infringed upon or circumvented by others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor. We also rely to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that we can meaningfully protect our rights to such unpatented proprietary technology. Infringement on our intellectual property or the development of substantially equivalent technology by our competitors could have a material adverse effect on our business.

Domestic and foreign government regulation and other factors could impair our ability to develop and sell our products in certain markets.

        The electronic animal identification market can be negatively affected by such factors as food safety concerns, consumer perceptions regarding cost and efficacy, international technology standards, national infrastructures, and slaughterhouse removal of microchips.

        We are also subject to federal, state and local regulation in the United States, including regulation by the U.S. Food and Drug Administration, the U.S. Federal Communications Commission, and the U.S. Department of Agriculture, and to regulation in other countries. We cannot predict the extent to which we may be affected by further legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory process can be very time-consuming and costly, and there is no assurance that we will receive the regulatory approvals necessary to sell our products. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain such approval, could prevent us from selling, or materially impair our ability to sell, our products in certain markets and could negatively affect our business.

We rely heavily on sales to government contractors of our animal identification products, and any decline in the demand by these customers for our products could negatively affect our business.

        The principal customers for electronic identification devices for fish are government contractors that rely on funding from the United States government. Because these contractors rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand by these contractors for our products. Any decrease in demand by such customers could have a material adverse effect on our financial condition and results of operations and result in a decline in the market value of our common stock.

We depend on a single production arrangement for our patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on our business.

        We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot assure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

We depend on principal customers.

        For the nine-month period ended September 30, 2003, four customers—Schering Plough Pharmaceutical, Biomark, Inc., United States Department of Energy and Pacific States Marine Fisheries—together accounted for 30.5% of our consolidated revenues. For the year ended December 31, 2002, Schering Plough Pharmaceutical, the US Army Corps of Engineers, Biomark, Inc., Pacific States Marine Fisheries and San Bernadino County Superintendent of Schools, together accounted for 30.8% of our consolidated revenue. In addition, the GPS and Radio Communications segment is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. The loss of, or a significant reduction in, orders from these or our other major customers could have a material adverse effect on our financial condition and results of operations.

We compete with other companies in the visual and electronic identification market, and the products sold by our competitors could become more popular than our products or render our products obsolete.

        The market for visual and electronic identification for companion animals and livestock is highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation, and that our principal competitors in the electronic identification market that have developed permanent electronic identification devices for the companion animal market are AllFlex USA, Datamars SA and Avid Plc. Neither Datamars nor Avid has been granted a United States license to use implantable technology.

        In addition, other companies could enter this line of business in the future. Certain of our competitors have substantially greater financial and other resources than us. We may not be able to compete successfully with these competitors, and these competitors may develop or market technologies and products that are more widely accepted than ours or that would render our products obsolete or noncompetitive. We are not aware of any other competitors currently marketing products that would compete with the Digital Angel product. However, we are aware of several potential competitors that have expressed an interest in similar technologies. We are unaware of any actual sales of a competing product. If such competitors enter the market and compete with the Digital Angel product, such competition could have a material adverse effect on our business.

We are subject to risks as a result of our foreign operations.

        We maintain operations outside of the United States, which subjects us to risks that are inherent in international operations, including the risk that:

  •
  it may be more difficult to enforce agreements and collect receivables through many foreign legal systems;

  •
  foreign customers may have longer payment cycles than customers in the United States;

  •
  tax rates in some foreign countries may exceed those in the United States, and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  •
  general economic and political conditions in countries where we operate may have an adverse effect on our operations or other presence in those countries;

  •
  the difficulties associated with managing an organization spread throughout various countries may adversely affect our business in those countries; and

  •
  required compliance with a variety of foreign laws and regulations may prove onerous and adversely affect our operations abroad.

        The success of any expansion of our business globally will depend, in part, on our ability to anticipate and effectively manage these and other risks. These and other factors may have a material adverse effect on our international operations or our business as a whole.

Currency exchange rate fluctuations could have an adverse effect on our sales and financial results.

        We generate a portion of our sales and incur a portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

We depend on a small team of senior management, and we may have difficulty attracting and retaining additional personnel.

        Our future success will depend in large part upon the continued services and performance of senior management and other key personnel. If we lose the services of any member of our senior management team, our overall operations could be materially and adversely affected. In addition, our future success will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. We cannot ensure that we will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a material adverse effect on our financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the information incorporated by reference may contain "forward-looking statements" which represent our expectations or beliefs including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words "may," "will," "expect," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS

        All net proceeds from the sale of our common stock will go to the selling stockholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholders. The proceeds Digital Angel Corporation receives from the exercise of the warrants, the underlying shares of which are included in this prospectus will be used to fund working capital requirements.

SELLING STOCKHOLDERS

        The following table provides certain information regarding the selling stockholders' beneficial ownership of our common stock prior to and after the offering. The aggregate number of shares in this offering constitutes 1.8% of our outstanding shares of common stock. Beneficial ownership is determined under the SEC's rules, and generally includes voting or investment power with respect to securities.

Selling Stockholder	Number of Shares Owned Prior to the Offering	Number of Shares Being Offered For Sale	Number of Shares Owned After Offering	Percentage Of Class
Islandia, L.P.(1)	95,238	95,238	0	0%
Omicron Master Trust(2)	71,429	71,429	0	0%
Midsummer Investment, Ltd.(3)	95,238	95,238	0	0%
Elliott International, L.P.(4)	100,000	100,000	0	0%
Elliott Associates, L.P.(5)	66,667	66,667	0	0%
Portside Growth and Opportunity Fund(6)	71,429	71,429	0	0%

(1)
Richard Berner, President of John Lang Inc., general manager of Islandia, L.P., exercises direct voting and investment control over the shares of our common stock owned by Islandia, L.P.

(2)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, possess authority, delegated from the board of directors of OCI, regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein exercise direct voting and investment control over the shares of our common stock owned by Omicron.

(3)
Scott Kaufman, Managing Director of Midsummer Investment, advisor to Midsummer Investment, Ltd., exercises direct voting and investment control over the shares of our common stock owned by Midsummer Investment, Ltd.

(4)
Paul Singer, General Partner of Elliott International, L.P., exercises direct voting and investment control over the shares of our common stock owned by Elliott International, L.P.

(5)
Paul Singer, General Partner of Elliott Associates, L.P., exercises direct voting and investment control over the shares of our common stock owned by Elliott Associates, L.P.

(6)
The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is C4S&Co. The Managing Members of C4S&Co. are Peter Cohen, Morgan Stark and Thomas Strauss. Therefore, Messrs. Cohen, Stark and Strauss exercise direct voting and investment control over the shares of our common stock owned by Portside Growth and Opportunity Fund.

PLAN OF DISTRIBUTION

        The selling stockholders or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. After the date of this prospectus, the selling stockholders may offer their shares at various times in one or more of the following transactions:

  •
  on any national securities exchange, or other market on which our common stock may be listed at the time of sale;

  •
  in the over-the-counter market;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

        In addition, the selling stockholders may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the terms of such rule rather than pursuant to this prospectus.

        The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

        Portside Growth and Opportunity Fund's investment advisor, Ramius Capital Group, is an affiliate of Ramius Securities, LLC, a registered broker-dealer. Portside Growth and Opportunity Fund has informed Digital Angel Corporation that it will acquire the shares of Digital Angel Corporation common stock upon exercise of its stock purchase warrants for resale in the ordinary course of business and that it does not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares of Digital Angel Corporation common stock to be acquired upon exercise of its stock purchase warrants for resale.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        From time to time, the selling stockholders may be engaged in short sales, short sales against the box (i.e. sales in which the seller actually owns the stock, but does not want to sell the shares owned), puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or financial institutions. In addition, from time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of its customer agreements with their broker-dealer. Upon delivery of the shares or a default by the selling stockholders, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

        We are required to pay the fees and expenses incident to the registration of our common stock hereunder.

EXPERTS

        The consolidated financial statements of Digital Angel Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Eisner LLP, independent auditors, and have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to substantial doubt about our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of such firm given upon their authority as experts in accounting and auditing.

        The financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        An opinion has been rendered by the law firm of Baker & Hostetler LLP to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and until all of the shares of our common stock offered by this prospectus are sold.

  •
  Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 8, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed November 14, 2003;

  •
  Current Report on Form 8-K filed March 11, 2003;

  •
  Current Report on Form 8-K filed August 8, 2003;

  •
  Current Report on Form 8-K filed August 18, 2003;

  •
  Current Report on Form 8-K filed September 3, 2003;

  •
  Current Report on Form 8-K filed September 4, 2003;

  •
  Current Report on Form 8-K filed September 23, 2003;

  •
  Current Report on Form 8-K filed November 5, 2003;

  •
  Current Report on Form 8-K filed November 7, 2003;

  •
  Current Report on Form 8-K filed November 17, 2003;

  •
  Current Report on Form 8-K filed January 15, 2004;

  •
  Current Report on Form 8-K filed January 23, 2004;

  •
  Definitive Proxy Statement on Schedule 14A filed on April 17, 2003; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed on August 13, 1999.

        Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

        You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075
(651) 455-1621

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the SEC's public reference can be obtained by calling the SEC at 1-800-SEC-0330. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. We also maintain an internet website that contains all of our periodic and other reports, proxy and information statements and other information. The address of our website is http://www.digitalangelcorp.com.

        All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

        We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. You should not assume that the information contained in this document is accurate after the date of this prospectus unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$95.00
Accounting Fees and Expenses	$40,000.00
Legal Fees and Expenses	$10,000.00
Printing Fees and Expenses	$10,000.00
Miscellaneous	$5,000.00
Total	$65,095.00

Each amount set forth above, except the Securities and Exchange Commission registration fee, is estimated.

Item 15. Indemnification of Directors and Officers.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers Digital Angel Corporation to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving as such with respect to another entity at the request of Digital Angel Corporation. The Delaware General Corporation Law also permits Digital Angel Corporation to purchase insurance on behalf of any such director, officer, employee or agent. Digital Angel Corporation's restated certificate of incorporation, as amended, provides in effect for the elimination of the personal liability of Digital Angel Corporation's directors for breaches of fiduciary duty and for the indemnification by Digital Angel Corporation of each director and officer of Digital Angel Corporation, in each case, to the fullest extent permitted by applicable law. Digital Angel Corporation purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving at the request of Digital Angel Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Digital Angel Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of Digital Angel Corporation's restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Exhibits
2	Agreement and Plan of Merger, dated November 2, 2003 by and among Digital Angel Corporation, DA Acquisition, Inc. and OuterLink Corporation (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
3.1	Amended and Restated Articles of Incorporation
3.2	Bylaws
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.5	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.6	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
5.1	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1
Registration Rights Agreement, dated August 15, 2003 by and among Digital Angel Corporation and certain holders of warrants to purchase Digital Angel Corporation common stock (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.2
Letter Agreement, dated August 15, 2003 by and among Applied Digital Solutions and certain holders of Applied Digital Solutions and certain holders of Applied Digital Solutions 8.5% Convertible Exchange Debentures (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.3
Warrant Purchase Agreement dated August 15, 2003, by and among Digital Angel Corporation and certain holders of Applied Digital Solutions 8.5% Convertible Exchangeable Debentures (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on the 23rd day of January, 2004.

DIGITAL ANGEL CORPORATION
By:	/s/ KEVIN N. MCGRATH Kevin N. McGrath President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin N. McGrath and James P. Santelli, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 23, 2004 by the following persons in the capacities indicated below.

Signature	Title

/s/ KEVIN N. MCGRATH Kevin N. McGrath	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES P. SANTELLI James P. Santelli	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ RICHARD J. SULLIVAN Richard J. Sullivan	Director
/s/ KEVIN H. MCLAUGHLIN Kevin H. McLaughlin	Director
/s/ HOWARD S. WEINTRAUB, PH.D. Howard S. Weintraub	Director
/s/ SCOTT R. SILVERMAN Scott R. Silverman	Director
/s/ MICHAEL S. ZARRIELLO Michael S. Zarriello	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2	Agreement and Plan of Merger dated November 2, 2003, by and among Digital Angel Corporation, DA Acquisition and OuterLink Corporation (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
3.1	Amended and Restated Articles of Incorporation
3.2	Bylaws
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.5	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.6	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
5.1	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1
Registration Rights Agreement, dated August 15, 2003 by and among Digital Angel Corporation and certain holders of warrants to purchase Digital Angel Corporation common stock (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.2
Letter Agreement, dated August 15, 2003 by and among Applied Digital Solutions and certain holders of Applied Digital Solutions and certain holders of Applied Digital Solutions 8.5% Convertible Exchange Debentures (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.3
Warrant Purchase Agreement dated August 15, 2003, by and among Digital Angel Corporation and certain holders of Applied Digital Solutions 8.5% Convertible Exchangeable Debentures (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

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TABLE OF CONTENTS
THE COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX